Exhibit 3.23

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

Richmond, August 10, 2009

This is to certify that the certificate of incorporation of

Discount Auto Parts, LLC

was this day issued and admitted to record in this office and that the said corporation is authorized to transact its business subject to all Virginia laws applicable to the corporation and its business.

Effective date: August 10, 2009

[seal]	State Corporation Commission:

Attest:

/s/ Joel H. Peck

Clerk of the Commission

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

(Foreign limited liability company intending to become a Virginia limited liability company)

ARTICLES OF DOMESTICATION OF

Discount Auto Parts, LLC, a Florida Limited liability company

The undersigned, on behalf of the foreign limited liability company set forth below, pursuant to Title 13.1, Chapter 12, Article 14 of the Code of Virginia states as follows:

1.

The name of the limited liability company immediately prior to the filing of these articles of domestication is Discount Auto Parts, LLC. Upon the filing of these articles, the name of the limited liability company shall be Discount Auto Parts, LLC.

2.

The limited liability company was originally organized under the laws of Florida on December 26, 2007. Prior to this date, the limited liability company was a corporation, Discount Auto Parts, Inc., originally organized under the laws of Florida on June 09, 1972. (If the limited liability company subsequently changed its jurisdiction of organization, set for the each jurisdiction and date of organization in which the limited liability company was subsequently domesticated.)

3.	The Plan of domestication, pursuant to § 13.1-1075 of the Code of Virginia, is set forth as follows:

A.    The limited liability company is presently domesticated in the State of Florida.

B.    The jurisdiction in which the limited liability company is to be domesticated is the Commonwealth of Virginia.

C.    The plan of conversion/domestication is attached hereto.

4.	The full text of the articles of organization that will be in effect immediately after consummation of the domestication is attached hereto.

5.

The domestication is permitted by the laws of the jurisdiction in which the limited liability company is organized immediately prior to the filing of these articles, and the limited liability company has complied with those laws in effecting the domestication.

Executed in the name of the limited liability company by:

/s/ Jimmie L. Wade
Signature	Dated

Jimmie L. Wade	Manager
Printed Name	Title

PLAN OF CONVERSATION/DOMESTICATION

OF

DISCOUNT AUTO PARTS, LLC, a Florida limited liability company,

INTO

DISCOUNT AUTO PARTS, LLC, a Virginia limited liability company

This Plan of Conversation/Domestication (this “Plan”) is made this 27th day of July, 2009 by and between Discount Auto Parts, LLC, a Florida limited liability company (the “Converting Entity”), and Discount Auto Parts, LLC, a Virginia limited liability company (the “Resulting Entity”).

W I T N E S S E T H

WHEREAS, the conversation of the Converting Entity into the Resulting Entity was unanimously approved by the sole member of the converting Entity on July 27, 2009 in accordance with the Florida Limited Liability Company Act (the “Florida Act”).

NOW THEREFORE, the Converting Equity shall be converted in the Resulting Entity with the legal existence of the Converting Entity to be continued under the name of the Resulting Entity and that the terms and conditions of the conversation are hereby set forth, and the mode of carrying the same into effect, shall be as follows:

SECTION 1

CONVERSION

1.1.    Constituent Parties and States of Domicile. The parties to the conversion include Discount Auto Parts, LLC, a Florida limited liability company, and discount Auto Parts, LLC, a Virginia limited liability company.

1.2.    Resulting Entity. Effective as of the date (the “Effective Date”) set forth in (a) a certificate of conversion relating to the terms of this Plan (the “Certificate of Conversion”) to be filed by the Converting Entity with the Florida Secretary of State and (b) articles of domestication (the “Articles of Domestication”) to be filed by the Resulting Entity with the Virginia Secretary of State, the form of which is attached hereto as Exhibit A, the Converting Entity shall be converted into the Resulting Entity, and the Converting Entity shall continue in existence as the Resulting Entity, and the conversion shall in all respects have the effects provide for in the Florida Act and the Virginia Limited Liability Company Act (the “Virginia Act”). The address of the principal place of business of the Resulting Entity shall be 5008 Airport Road, Roanoke, Virginia 24012.

1.3.    Effects of Conversion. Without limiting the foregoing, on and after the Effective Date, the separate existence of the Converting Entity shall terminate and cease. In accordance with the terms of this Plan and pursuant to the provisions of the Florida Act and Virginia Act, all rights, title and interest in and to all tangible and intangible property (real, personal, and mixed), leases, and all and any other interests, assets or property owned or held by or in the name of the Converting Entity shall be vested in the Resulting Entity without reversion or impairment; the Resulting Entity shall assume all debts, liabilities, restrictions, disabilities, duties, and other obligations of the Converting Entity such that the same may be enforced against the Resulting Entity to the same extent as if the same had been incurred or contracted by the Resulting Entity; all rights of creditors and all liens upon any property of the

Converting Entity shall be preserved unimpaired; any action or proceeding, whether civil, criminal or administrative, pending by or against the Converting Entity shall be prosecuted and may be continued as if the conversion did not occur or the Resulting Entity may be substituted as a party in such action or proceeding in place of the Converting Entity; and all the rights, privileges, immunities, powers, franchises and purposes of the Converting Entity shall vest in the Resulting Entity.

1.4.    Other Actions. Prior to, and from and after the Effective Date, the Converting Entity shall take all such action as shall be necessary or appropriate in order to effectuate the conversion. If at any time the Resulting Entity shall consider or be advised that any further assignments or insurances in law or any other actions are necessary, appropriate or desirable to vest in the Resulting Entity, according to the terms hereof, the title to any property or rights of the Converting Entity, the last acting, members, managers and/or officers of the Converting Entity, or the corresponding members, managers and/or officers of the Resulting Entity, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Resulting Entity and other wise to carry out the purposes of this plan

SECTION 2

TERMS AND CONDITIONS OF CONVERSION

2.1    Conversion and Exchange of Shares in Converting Entity. Upon the Effective Date, 100% of the issued and outstanding membership interests of the Converting Entity owned by Advance Stores Company, Incorporated, a Virginia corporation and the sole member of the Company (the “Existing Member”) shall be converted into 100% of the issued and outstanding membership interests of the Resulting Entity.

2.2    Operating Agreement. The operating agreement (within the meaning of Section 608.4239a) of the Florida Act) of the Converting Entity shall cease to exist as of the Effective Date, and the operating agreement (within the meaning of Section 13.1-1023 of the Virginia Act) of the Resulting Entity as adopted by its sole member (the “Operating Agreement”), shall be in full force and effect until changed, altered, or amended as therein provided, or, to the extent not otherwise provided in the Operating Agreement, in the manner prescribed by the provisions of the Virginia Act.

2.3    Members, Managers and Officers.

(a)    The members and managers of the Resulting Entity as set forth in the Operating Agreement as of Effective Date of the conversion shall be the members and managers of the Resulting Entity, all of whom shall hold their respective titles until the election and qualification of their successors or until their tenure is otherwise terminated in accordance with the Operating Agreement of the Resulting Entity or, to the extent not otherwise provided in the operating Agreement, as provided by the provision of the Virginia Act.

(b)    The officers of the Resulting Entity shall be as appointed by the managers of the Resulting Entity from time to time in accordance with the Operating Agreement.

SECTION 3

TERMS AND CONDITIONS OF CONVERSION

From and after the Effective Date, the articles of organization of the Resulting Entity filed with Virginia Secretary of State, as in effect at such date, shall constitute the articles of organization of the Resulting Entity and shall continue in effect until the same shall be altered, amended or repealed as therein provided or, to the extent not otherwise provided in the Operating Agreement, as provided by the provisions of the Virginia Act.

SECTION 4

TERMS AND CONDITIONS OF CONVERSION

4.1    Filing of Documents Upon Approval. Upon approval and adoption of the conversion and this Plan pursuant to the provisions of the Florida Act, if this Plan is not terminated and abandoned pursuant to the provisions of Section 5 hereof, the Certificate of Conversion, the Articles of Domestication and any other documents required to effect the conversion provided for herein shall be filed in accordance with the provisions of the Florida Act and Virginia Act as soon as practicable after such approval. The managers and members of the Converting Entity are authorized, empowered ban directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan or of the conversation provided herein.

4.2    Effective Date. The conversion shall become effective as of the Effective Date.

SECTION 5

TERMINATION

At any time prior to the filing of the Certificate of Conversion with the Florida Secretary of State, the sole member of the Converting Entity may terminate and abandon this Plan, notwithstanding prior favorable action on the conversion by the member of the Converting Entity.

SECTION 6

MISCELLANEOUS

6.1    Assignment. This Plan and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by either party without the prior written consent of the other party.

6.2    Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective and valid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Plan.

6.3    Captions. The captions used in this Plan are for convenience of reference only and do not constitute a part of this Plan and will not be deemed to limit, characterize or in any way affect any provision of this Plan, and all provisions of this Plan will be enforced and construed as if no caption had been used in this Plan.

6.4    Complete Agreement. This Plan and other agreements referred to or contemplated herein contain the complete agreement between the parties and supersede any prior written understandings, agreements or representations by or between the parties, and all prior or contemporaneous oral understandings, agreements or representations by or between all parties, which may have related to the subject matter hereof in any way.

6.5    Counterparts. This Plan may be executed (whether via facsimile or in original) in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

6.6    Governing Law. Except to the extent that the Conversion and the other transactions contemplated hereby must be completed in accordance with the provisions of the Virginia Act in order to effect the Conversion, the internal law (and not the law of conflicts) of the State of Florida will govern all questions concerning the construction, validity and interpretation of this Plan and the performance of the obligations imposed by this Plan.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Plan of Conversation/Domestication as of the date first above written.

DISCOUNT AUTO PARTS LLC a Florida limited liability company

By: /s/ Jimmie L. Wade
Name: Jimmie L. Wade Title: Manager

DISCOUNT AUTO PARTS LLC a Virginia limited liability company

By: /s/ Jimmie L. Wade
Name: Jimmie L. Wade Title: Manager

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION OF A

DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia the undersigned states as follows:

1.	The name of the limited liability company is

Discount Auto Parts LLC

(The name must contain the words limited liability and limited liability company or abbreviation L.C, LC, L.L.C, or LLC)

2.	A. The name of the limited liability company’s initial registered agent is

Sarah Powell

B. The registered agent is 9mark appropriate box):

(1)	an INDIVIDUAL who is a resident of Virginia and

☐	a member or manager of the limited liability company

☐	a member or manager of a limited liability company that is a member or manager of the limited liability company

☐	an officer or director of a corporation that is a member or manager of the limited liability company

☐	a general partner of a general or limited partnership that is a member or manager of the limited liability company

☐	a trustee of a trust that is a member or manager of the limited liability company

☐	a member of the Virginia State Bar.

OR

(2)	☐ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

3.

The limited liability company’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is identical to the business office of the initial registered agent, is

5008 Airport Road Roanoke ,		VA 24012
(number/street)	(city or town)	(zip)

which is physically located in the ☐ county or ☐ city of Roanoke

4.	The limited liability company’s principal office address, including the street number, is

5008 Airport Road, Roanoke, Virginia 24012
(number/street)	(city or town)	(zip)

Organizer(s)

/s/ Jimmie L. Wade	7/27/09
(signature)	(date)

Jimmie L. Wade
(printed name)	(telephone number (optional)

SEE INSTRUCTIONS ON THE REVERSE